Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Names New Director

Dr. Gerald Krueger has extensive Military Research experience

RICHMOND, VA (August 26, 2004) - Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ SmallCap Market: CBTE), today announced that Dr. Gerald P. Krueger has been appointed to its Board of Directors. Dr. Krueger will stand for ratification by shareholders at the Company’s 2005 annual meeting.

Dr. Krueger, (Colonel, US Army, Retired), is the former military commander and technical director of the U.S. Army Research Institute of Environmental Medicine, at Natick, MA. He has 38 years experience in conducting and directing multidisciplinary research and application efforts and he enjoys an international reputation in occupational, environmental, and preventive medicine research. Dr. Krueger serves as a consultant on the design of military equipment systems and is a widely recognized authority on sustained performance during sleep deprivation and fatigue during extended operations. Since June, 1999, Dr. Krueger has served as Principal Scientist for the Wexford Group International, Vienna, VA, a consulting firm for various federal government research and regulatory agencies, including the Department of Defense, the Defense Information Systems Agency, and the US Army Medical Research and Materiel Command. Dr. Krueger is a 1977 graduate of the Johns Hopkins University, the U.S. Army War College, and the U.S. Army Command and General Staff College.

“We are extremely pleased that Dr. Krueger has accepted our offer to join CBI’s Board of Directors,” said Richard J. Freer, Ph.D., Chairman and COO of the Company. “He has a long history of fostering productive relationships between the private sector and the federal agencies and is extremely well versed in the workings of the defense community. We are looking to Dr. Krueger to strengthen our presence in the bio-defense arena and thus help shape the future of the Company.”

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

# # #

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities.